Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
FOR IMMEDIATE RELEASE		(732) 542-2800
	Investors:	Jennifer Beugelmans
(646) 596-7473
	Media:	Dan Budwick
(973) 271-6085

August 18, 2010
Osteotech Postpones Annual Meeting of Stockholders
Osteotech, Inc. (NASDAQ: OSTE), a leader in the emerging field of biologic products for regenerative healing, announced today that it has postponed its 2010 Annual Meeting of Stockholders, originally scheduled for 9:00 a.m. on Monday, August 23, 2010. The postponement was made in light of the announcement on August 17, 2010 disclosing that Osteotech has entered into a definitive merger agreement to be acquired by Medtronic, Inc. Osteotech expects to schedule a special meeting of stockholders as soon as possible to approve the merger. If the merger is not completed, Osteotech intends to reschedule its 2010 Annual Meeting of Stockholders and notify stockholders of the date, time and location of the rescheduled meeting.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients in the repair of the musculoskeletal system through the development of innovative therapy-driven products that alleviate pain, promote biologic healing and restore function. For further information regarding Osteotech, please go to Osteotech’s website at www.osteotech.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding Osteotech’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that Osteotech believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements, including but not limited to the risk that the acquisition of Osteotech by Medtronic will not close as the transaction is subject to certain closing conditions, such as the ability to obtain regulatory approvals of the proposed acquisition, including antitrust approval, and the approval of the transaction by Osteotech’s stockholders. Factors that could also cause actual results to differ materially include, but are not limited to, Osteotech’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. For a more detailed discussion of certain of these factors, see Osteotech’s periodic reports filed with the Securities and Exchange Commission from time to time, including the latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All information in this press release is as of August 18, 2010 and Osteotech does not intend to update this information.
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